MENTOR ANNOUNCES PRELIMINARY RESULTS FOR THE
SECOND QUARTER OF 2006; REITERATES FULL YEAR SALES
AND EARNINGS GUIDANCE

•     Conference Call Scheduled for Tuesday, October 18, 2005 at 5:30 PM, EDT

SANTA BARBARA, October 18, 2005 - Mentor Corporation (NYSE:MNT), a leading supplier of medical products in the United States and internationally, today announced preliminary financial results for the second quarter of fiscal year 2006, ended September 30, 2005.  In addition, the Company reiterated its guidance for sales and earnings per share for fiscal year 2006, ending March 31, 2006.

"The overall health of Mentor's business is strong and we are confident in our future performance," commented Joshua H. Levine, President and Chief Executive Officer of Mentor Corporation.  "Although we expect to fall short of Wall Street estimates for second quarter 2006, we are comfortable with the full-year sales and earnings guidance we provided at the beginning of the year."

Second Quarter 2006 Preliminary Results
Mentor expects to report the following results for the second quarter of fiscal year 2006:

•        Total sales to be in the range of $112 million to $115 million;

•        Aesthetics segment sales to be in the range of $58 million to $59 million;

•        Surgical Urology segment sales to be in the range of $29 million to $30 million;

•        Clinical and Consumer Healthcare segment sales to be in the range of $25 million to $26 million; and

•        Earnings per share to be in the range of $0.24 to $0.25, with 51.5 million shares outstanding.

"In the latter part of the second quarter, we saw sales growth slow in our aesthetics segment.  We believe this was primarily related to women delaying breast augmentation in advance of the potential U.S. approval of our silicone gel breast implant products, following our July 28th announcement that we received an FDA approvable letter," commented Joshua H. Levine, President and Chief Executive Officer of Mentor.  "In addition, while our clinical and consumer healthcare segment continued to show steady growth, sales in our surgical urology segment decreased, primarily due to lower sales in our women's health franchise as surgeons transitioned from our ObTape™ product to other newer competitive products, including our Aris™ product."

Results for the quarter were also negatively impacted by the Company's decision to continue investment to support a potential approval of Mentor's silicone gel breast implant products by the U.S. Food and Drug Administration.  In addition, results were negatively impacted by a higher share count and by a $0.01 charge in the form of a slightly higher tax rate, related to the repatriation of offshore cash.

Fiscal Year 2006 Outlook
Consistent with the guidance the Company provided at the beginning of the year, Mentor expects that fiscal year 2006 EPS will be in the range of $1.60 to $1.65.  The Company also expects sales in fiscal year 2006 will grow at a low double-digit rate over sales of $483.4 million in fiscal year 2005.  These sales and earnings per share expectations do not include any positive impact of a potential approval by the U.S. Food and Drug Administration of the Company's pending silicone gel breast implant Pre-Market Approval application or the impact of any decisions related to strategic alternatives for the Company's urology business.

Conference Call
Mentor Corporation has scheduled a conference call today regarding this announcement and the Company's strategy to focus on its aesthetic medicine franchise.  Those interested in listening to a recording of the call may dial (800) 388-9064 at 6:30 p.m. EDT today until Midnight EDT, October 25, 2005.  You may also listen to the live webcast at 5:30 p.m. EDT today or the archived call at www.mentorcorp.com, Investor Relations site under "Conference Calls".

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics, urologic specialties and clinical and consumer healthcare markets around the world.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
This release contains forward-looking statements including, but not limited to, statements relating to Mentor's preliminary results for the fiscal quarter ended September 30, 2005 and expected results for the fiscal year ending March 31, 2006, and customer acceptance of Mentor's new products.  Forward-looking statements are also identified by words or phrases such as "anticipates,"  "scheduled," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "is confident," "may," "will," "should," "would," "could," "potential," "we look forward to," "in the future," "positive impact of a potential U.S. approval," "continue," similar expressions, and variations or negatives of these words.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements are based on Mentor's current expectations, estimates, projections, beliefs and assumptions.  These forward-looking statements speak only as of the date hereof and are based upon the information available to Mentor at this time.  Such information is subject to change, and Mentor will not necessarily inform you of such changes.

These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, Mentor's actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.  Factors that could cause actual outcomes to differ include, but are not limited to, changing market conditions in the aesthetic medicine and urology fields, customer demand for and acceptance of new products, customer hesitation related to anticipated regulatory action on pending products, success in obtaining regulatory approvals for the sale and customer acceptance of various products, the outcomes of clinical trials, regulatory developments, general economic conditions, compliance of transactions entered into during the quarter with the company's revenue recognition policy; any adjustments made to the operating results after the close of the quarter and the results of the review of the Company's independent auditors, as well as other factors.  These factors, as well as other factors applicable to Mentor's forward-looking statements and its business, are described in more detail in its filings with the Securities and Exchange Commission, including Mentor's Annual Reports on Form 10-K, subsequent quarterly reports on Form 10-Q, and recent Current Reports on Form 8-K.

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Corporate Development
(805) 879-6082

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